UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 11, 2017

MOBILESMITH, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-32634	95-4439334
(Commission File Number)	(IRS Employer Identification No.)

5400 Trinity Rd., Suite 208 Raleigh, North Carolina	27607
(Address of Principal Executive Offices)	(Zip Code)

855-516-2413
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

    Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 11, 2017, the Board of Directors (the “Board”) of MobileSmith, Inc. (the “Company”), appointed Ray Hemmig to the Board. The appointment takes effect immediately. As of the date of this report, Mr. Hemmig has not been appointed to any committee of the Board.

Ray Hemmig has more than 40 years of executive and board experience in the retail and restaurant industries, including: J. C. Penney (Store Management/Operations), Hickory Farms of Ohio (Franchise Operations, Director of Training, Regional VP West Coast, National Operations), Grandy’s (VP Operations, COO; EVP (Saga Corp), Ace Cash Express (CEO, Executive Chairman, Chairman), Buffet Partners, LP dba Furr’s Fresh Buffet (CEO, Chairman). He founded in October 1995 Retail and Restaurant Growth Capital (RRGC) - a small business investment company (SBIC) that has been providing growth capital to retail and restaurant industries  for over 20 years.  In 2013 Mr. Hemmig founded Hemmig Investments, LTD - a family investment office based in Dallas, TX, which is involved in non-controlling investments in privately held businesses in a variety of industries.

Mr. Hemmig has served in an active investor and/or management roles in successful M&A transactions: Grandy's to Saga Corp. in 1983; On the Border's to Brinker in 1996; the sale of Ace Cash Express in 2006; the sale of Restoration Hardware in 2008; and multiple private company transactions at RRGC. His current and recent ventures include: Snappy Salads – based in Dallas, TX; The PGA Tour Super Stores and Taco Mac – both based in Atlanta, GA.

Mr. Hemmig has extensive (40+) corporate Board experience. He has served on multiple public and privately held company boards: Communications World; Party City (NYSE:PRTY); On the Border; Ace Cash Express; Restoration Hardware (NYSE:RH); Full House Resorts (NASDAQ:FLL), as well as numerous other privately held company boards in the US and abroad. Mr. Hemmig is also an active member and board member of the North Texas Chapter of the National Association of Corporate Directors (NACD), where he holds the highest “Leadership Fellow” Director status. He was a Director of The University of Texas at Dallas’s, Institute for Excellence in Corporate Governance (the "IECG"), and currently, he is the Chair of the Jindal School of Management Advisory Board at The University of Texas at Dallas (the "UTD"), where he also serves on the Development Board. He is a frequent speaker on the subjects of corporate governance and retail and restaurant trade industries.

Mr. Hemmig has served on various Industry and Non-Profit affiliations such as: Dallas Restaurant Association (Past President), Texas and National Restaurant Associations (Director), International Franchise Association, International Shopping Center Association, FiSCA (formerly NaCCA), North Texas Food Bank (Board Member and Past President) and other educational, community service and charitable entities.

Mr. Hemmig received his business education from the University of Toledo in Toledo, Ohio.

The material terms and conditions of Mr. Hemmig's appointment are set forth in appointment letter, which is filed with this report as Exhibit 10.1 and incorporated herein by reference (the “Appointment Letter”). The material terms of the Appointment Letter are summarized as follow: in consideration for advisory services including providing strategic advice to the Company, promoting the Company in the business and investment community and marketing certain of the Company's products and services, the Company will pay to Mr. Hemmig a cash fee of $2,500 per month.

In addition, the Company has granted Mr. Hemmig options under the Company’s 2016 Equity Incentive Plan, to purchase 338,146 shares of the Company’s common stock par value $0.001 per share, which options are scheduled to vest over a three year period in equal quarterly installments, at exercise price of $1.40 per share, subject to accelerated vesting upon the occurrence of certain specified events. The foregoing description of the Appointment Letter is qualified in its entirety by reference to the full text of the Appointment Letter attached hereto as Exhibit 10.1 and does not purport to be complete.

There are no family relationships between Mr. Hemmig and any director or other executive officer of the Company, and he was not selected by the Board to serve as a director pursuant to any arrangement or understanding with any person. Mr. Hemmig has not engaged in any transaction that would be reportable as a related party transaction under Item 404(a) of Regulation SK.

    Item 9.01 Financial Statements and Exhibits.

    (d) Exhibits
    10.1 Letter Agreement dated as of August 11, 2017 between MobileSmith, Inc. and Ray Hemmig.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Company Name

Date: August 17, 2017	By:	/s/ Gleb Mikhailov
Gleb Mikhailov
Chief Financial Officer